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                                                                   EXHIBIT 10.15


                               SIMULATION SCIENCES

                              SEPARATION AGREEMENT

         This separation agreement (the "Agreement") is made and entered into by and between ________________ ("Executive") and Simulation Sciences Inc. (the "Company"), effective as of ________ __, 1996 (the "Effective Date").

         WHEREAS, Executive is and has been employed by the Company and is currently President and chief executive officer.

         WHEREAS, the Board has determined that Executive is a critical management asset to the Company and desires to assure itself of the continued services of Executive for the term of employment provided for in this Agreement, and Executive desires to be employed by the Company for such period, upon the terms and conditions set forth herein; and

         WHEREAS, the Board believes that it is imperative to provide the Executive with certain severance benefits upon Executive's termination of employment following a Change of Control which provides the Executive with enhanced financial security and provides incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change of Control;

         NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

         1. Employment; Duties. During the Employment Term (as defined in
Section 2 of this Agreement), Executive shall serve as President and chief executive officer. During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Board. Executive shall not serve as a director, employee, consultant or advisor to any other corporation or other business enterprise without the prior written consent of the Company; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization or any trade association without the approval of the Board, so long as such activities do not interfere with his duties and obligations under this Agreement. It is understood and agreed that Executive will be considered an "employee" of the Company for tax and contractual purposes for the duration of the Employment Term.

         2. Term of Employment. Executive's employment under this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years thereafter, unless sooner terminated as provided herein. The period commencing on the

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Effective date and ending two years later, or such shorter term as is provided for herein, is referred to as the " Effective Term."

         3.   Compensation.

              (a) Base Salary. The Company shall pay Executive throughout the -- Effective Term a base salary (the "Base Salary") at a rate of not less than $200,000 per year, payable in equal installments no less frequently than monthly. Once increased, such higher salary shall constitute Executive's Base Salary for purposes of this Agreement.

              (b) Bonuses. Executive shall receive bonuses (i) as determined by the Compensation Committee of the Board of Directors, and (ii) according to the terms of any Company executive bonus plans; (targeted bonus 50% of base pay).

         4.   Employee Benefits.

              (a) General. Executive shall be included in all employee benefit plans, programs or arrangements, including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit bonuses, disability benefits, health and life insurance, vacation and paid holidays, which shall be established by the Company for, or made available to , its senior executives and shall further be entitled to fringe and other employee benefits and perquisites comparable to those he received prior to entering onto this Agreement and to such other benefits and perquisites as are specifically set forth herein.

              (b) Reimbursement of Expenses. The Company shall reimburse Executive for all out-of-pocket expenses reasonably incurred and paid by him in the performance of his duties pursuant to this Agreement, in accordance with Company policies.

         5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

              (a) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) the conviction of a felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, and (iv) following delivery to the Executive of a written demand for performance from the Company which describes the basis for the Company's belief that the Executive has not substantially performed his duties, continued violations by the Executive of the Executive's obligations to the Company which are demonstrably willful and deliberate on the Executive's part.

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              (b)  Change of Control. "Change of Control" means the occurrence of any of the following events:

                   (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

                   (ii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

              (c) Disability. "Disability" shall mean that the Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Executive or the Executive's legal representative and acceptable to the Company (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

              (d) Good Reason. "Good Reason" shall mean (i) without the Executive's express written consent, the significant reduction of the Executive's duties, authority or responsibilities, relative to the Executive's duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities, (ii) a reduction by the Company in the Base Salary of the Executive; (iii) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Executive was entitled immediately prior to such reduction with the result that the Executive's overall benefits package is reduced; (iv) the relocation of the Executive to a facility or a location more than thirty

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(30) miles from the Executive's then present location, without the Executive's express written consent; (v) any purported termination of the Executive by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vi) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 18 below; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Executive.

         6. Termination of Employment Prior to a Change of Control. The following provisions shall govern termination of Executive's employment prior to a Change of Control:

              (a)  Termination without Cause: Resignation for Good Reason.

                   (i) General. If, prior to two years following the Effective Time and prior to a Change of Control Executive resigns from his employment hereunder for Good Reason, then the Company shall:

                        (A) Cash Severance Payments. Pay to Executive severance payments of one month's base salary for a period of six (6) months following the date of termination (the "Severance Period"). If, at the end of such six-month period, Executive has not obtained employment with a subsequent employer after a good faith effort, then the Severance Period shall be extended on a month by month basis until (i) six months after the expiration of the initial six-month period, or (ii) Executive obtains employment with a subsequent employer, whichever occurs first. Such severance payments shall be paid at regular payroll intervals, and shall be calculated based on the highest level of monthly salary received by Executive from the Company within the prior three years.

                        (B) Accelerated Vesting. Cause the vesting of all restricted stock, stock options and other equity-based compensation held, on the date of termination, by Executive, to accelerate, as of the date of termination, to the same extent as it would have had Executive remained employed by the Company for twelve (12) months following the date of termination.

                        (C) Continued Group Health and Insurance Benefits. Continue to make available to the Executive and Executive's spouse and dependents covered under any group health plans or life insurance plans of the Company on the date of such termination (the "Covered Dependents"), and pay for, to the same extent as paid prior to termination of employment, all group health plan, life and other similar insurance plans in which Executive or such Covered Dependents participate on the date of the Executive's termination, through the Severance Period (including any extension thereof, as applicable).

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                        (D)  Outplacement Services.  Pay on behalf of the
Executive, outplacement fees from a qualified outplacement agency, fees not to exceed ten thousand dollars ($10,000) for the purpose of assisting Executive securing re-employment in the profession the Executive has been employed by the Company. Payments of fees will not extend beyond the severance period or the Executive's re-employment whichever comes first.

                   (ii) Death During Severance Period. In the event of Executive's death while he is receiving benefits pursuant to Section 6(a)(i)(C) hereof, the Company shall continue providing and paying for group health plan, life and similar insurance plan coverage for the Covered Dependents through the Severance Period.

              (b) Termination for Cause: Resignation Without Good Reason. If, prior to the expiration of the Effective Term, Executive's employment is terminated by the Company for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, then Executive shall be entitled only to payment of all amounts earned or owed to Executive and all vesting of equity compensation through and including the date of such termination or resignation.

         7. Termination of Employment On or Following a Change of Control. The following provisions shall govern termination of Executive's employment on or following a Change of Control:

              (a)  Termination without Cause: Resignation for Good Reason.

                   (i) General. If, following a Change of Control and prior to two years following the Effective Time (A) Executive's employment is terminated by the Company without Cause, or (B) Executive resigns from his employment hereunder for Good Reason, then the Company shall:

                        (A) Cash Severance Payments Pay to Executive severance payments of one month's base salary for a period of six (6) months following the date of termination (the "Severance Period"). If, at the end of such six-month period, Executive has not obtained employment with a subsequent employer after a good faith effort, then the Severance Period shall be extended on a month by month basis until (i) six months after the expiration of the initial six-month period, or (ii) Executive obtains employment with a subsequent employer, whichever occurs first. Such severance payments shall be paid at regular payroll intervals, and shall be calculated based on the highest level of monthly salary received by Executive from the Company within the prior three years.

                        (B) Accelerated Vesting. Cause the vesting of all restricted stock, stock options and other equity-based compensation held, on the date of


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termination, by Executive, to fully accelerate, as of the date of termination, so that they become 100% vested.

                        (C) Continued Group Health and Insurance Benefits. Continue to make available to the Executive and the Covered Dependents, and pay for, to the same extent as paid prior to termination of employment, all group health plan, life and other similar insurance plans in which Executive or such Covered Dependents participate on the date of the Executive's termination, through the Change of Control Severance Period (including any extension thereof, as applicable).

                        (D) Outplacement Services. Pay on behalf of the Executive, outplacement fees from a qualified outplacement agency, fees not to exceed ten thousand dollars ($10,000) for the purpose of assisting Executive securing re-employment in the profession the Executive has been employed by the Company. Payments of fees will not extend beyond the severance period or the Executive's re-employment whichever comes first.

                   (ii) Death During Severance Period. In the event of Executive's death while he is receiving benefits pursuant to Section 7(a)(i)(C) hereof, the Company shall continue providing and paying for group health plan, life and similar insurance plan coverage to the Covered Dependents through the Change of Control Severance Period.

              (b) Termination for Cause, Resignation Without Good Reason. If, prior to the expiration of the Employment Term, Executive's employment is terminated by the Company for Cause, or if Executive resigns from his employment hereunder other than for Good Reason, then Executive shall be entitled only to payment of all amounts earned or owed to Executive and all vesting of equity compensation through and including the date of such termination or resignation.

         8. Death or Permanent Disability. In the event Executive's employment terminates due to Executive's death or Disability, whether or not there has been a Change of Control, the Company shall:

              (a) Cash-Lump-Sum Payment. Pay to Executive, his estate, or his personal representative (as appropriate) a lump-sum cash payment equal to twelve
(12) months' Base Salary, to be paid within thirty (30) days after the date the Company receives notice of Executive's death, or within thirty (30) days after the date it has been conclusively determined that Executive has incurred a Disability.

              (b) Accelerated Vesting. Cause the vesting of all restricted stock, stock options and other equity-based compensation held, on the date of termination, by

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Executive, to accelerate, as of the date of termination, to the same extent as it would have had Executive remained employed by the Company for twelve (12) months following the date of termination.

              (c) Continued Group Health and Insurance Benefits. Continue to make available to the Executive (if alive) and the Covered Dependents (whether or not Executive is alive) and pay for, to the same extent as paid prior to termination of employment, all group health plans, life and other similar insurance plans in which Executive or such Covered Dependents participate on the date of the Executive's termination, for a period of twelve (12) months following the date of Executive's termination of employment.

              (d) Other Benefits. Pay to Executive, his estate, or his personal representative (as appropriate) all other benefits normally paid to employees who have died or incurred a disability.

         9. Golden Parachute Excise Tax Gross-Up. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section 9 shall be made in writing by the Accountants. In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section 9, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. the Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

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         The gross-up payment to which Executive is entitled hereunder shall be paid by the Company to the Executive, in cash and in full, not later than thirty
(30) calendar days following the date of termination.

         10. Date of Termination. The date of termination of employment by the Company shall be the date specified in a written notice of termination to Executive. The date of resignation shall be the date specified in the written notice of resignation from Executive to the Company. Termination of Executive's employment for Cause shall be communicated by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (a "Notice of Termination"). For purposes of this Agreement, no purported termination of Executive's employment for Cause shall be effective without delivery of such Notice of Termination.

         11. Assignment. Executive's rights and obligations under this Agreement shall not be assignable by Executive. The Company's rights and obligations under this Agreement shall not be assignable by the Company except as incident to the transfer, by merger, liquidation, or otherwise, of all or substantially all of the business of the Company.

         12. Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent by facsimile, or mailed to the other party at its address set forth below in this Section 12, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date sent by facsimile or deposited in the United States mail (sent by certified mail, return receipt requested), as the case may be, at the following address:

              i)      If to the Company:

                      SIMULATION SCIENCES INC.
                      601 Valencia Ave., #100
                      Brea, California 92823

              ii)     If to Executive:

                      CHARLES R. HARRIS
                      9 Coronado Pointe
                      Laguna Niguel, CA 92677


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         13.  Disputes. Any disputes under this Agreement between the parties hereto shall be settled by arbitration in Irvine, California under the auspices of, and in accordance with the rules of, the American Arbitration Association, by an arbitrator who is mutually agreeable to the parties hereto, or, if the Company and Executive cannot agree on the selection of the arbitrator, then before three arbitrators, one of which shall be appointed by Executive, one of which shall be appointed by the Company, and the third of which shall be chosen by the American Arbitration Association (such arbitrator or arbitrators hereinafter referred to as the "Arbitrator"). The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof. The parties hereby agree that the Arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and Executive shall share equally all expenses of the Arbitrator incurred in any arbitration hereunder, provided, however, that the Company or Executive, as the case may be, shall bear all expenses of the Arbitrator and all of the legal fees and out-of-pocket expenses of the other party if the Arbitrator determines that the claim or position of such party was without reasonable foundation.

         14. Severability. If an arbitrator determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         15. Entire Agreement. This Agreement and the Simulation Sciences Inc. Confidentiality Agreement represents the entire agreement of the parties with respect to the matters set forth herein, and to the extent inconsistent with other prior contracts, arrangements or understandings between the parties, supersedes all such previous contracts, arrangements or understandings between the Company and Executive. The Agreement may be amended only by mutual written agreement of the parties hereto.

         16. Withholding. Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

         17. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of California without reference to rules relating to conflict of law.

         18. Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by Executive and the Company, their respective heirs, executors, administrators and assigns. In the event the Company is merged, consolidated,

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liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the asset shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, by operation of law or otherwise, the Company shall remain primarily liable for its obligations hereunder. This Agreement shall not be assignable by Executive.

         19. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning of interpretation of any of the provisions of this Agreement.

         20. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY










EXECUTIVE














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